Exhibit 23.1
Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statements (Nos. 333-127996, 333-128252 and 333-190877) on Form S-8 of Citizens Community Bancorp, Inc. of our report dated March 28, 2017, relating to the consolidated financial statements of Wells Financial Corp. and Subsidiary, incorporated by reference in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Rochester, Minnesota
October 30, 2017